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                     FIRST AMENDMENT TO AMENDED AND RESTATED
                             PARTICIPATION AGREEMENT

This AMENDMENT ("Amendment") is made and entered into as of the 12th day of December 2007 by and among GENWORTH LIFE AND ANNUITY INSURANCE COMPANY (the "Company"), a Virginia corporation; and each of the VARIABLE INSURANCE PRODUCT FUND, VARIABLE INSURANCE PRODUCT FUND II, VARIABLE INSURANCE PRODUCT FUND III, VARIABLE INSURANCE PRODUCT FUND IV and VARIABLE INSURANCE PRODUCT FUND V, each an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts (each, a "Fund").

     WHEREAS, the Company, on its behalf and on behalf of each Account, the Underwriter and the Fund are parties to an Amended and Restated Participation Agreement dated as of December 12, 2007 (the "Agreement");

     WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein; and

     WHERAS, capitalized terms used, but not defined, in this Amendment have the meanings assigned to such terms in the Agreement.

     NOW THEREFORE, the parties hereby agree as follows:

1. Section 1.6 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "The Company agrees that purchases and redemptions of Portfolio shares offered by the then current prospectus of the Fund shall be made in accordance with the provisions of such prospectus."

2. Section 1.10 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "1.10. The Fund shall make the net asset value per share for each Portfolio available to the Company on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available by 6:30 p.m. Boston time."

3. Section 1.12 C (b) is hereby deleted in its entirety.

4. Section 1.12 D is hereby deleted in its entirety.


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5. The first sentence of Section 2.11 of the Agreement is hereby deleted in its entirety and replaced with the following:

     "The Company represents and warrants that all of its officers and employees, dealing with the money and/or securities of the Fund are covered by a blanket fidelity bond or similar coverage for the benefit of the Fund, and that said bond is issued by a reputable bonding company, includes coverage for larceny and embezzlement, and is in an amount not less than the minimal coverage as required currently by Rule 17g-(1) of the 1940 Act or related provisions as may be promulgated from time to time."

6. Section 10.1 (a) is hereby deleted in its entirety and replaced with the following: added to the Participation Agreement:

     "termination by any party for any reason by one hundred and eighty (180) days advance written notice delivered to the other parties; or"

7. Section 10.1 (h) is hereby terminated in its entirety.

8. Section 10.4 is hereby deleted in its entirety and replaced with the following:

     "The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company's assets held in the Accounts) except as permitted by state and/or federal laws, regulations or other legal precedent of general application."

9. Section 12.9 is hereby amended by adding the following to the end of the first sentence:

     "The Company shall provide the reports described in this section only to the extent they are publicly available. The Company shall be under no obligation to provide any such reports that contain privileged, confidential or non-public information."

10. Section 12.9 (c) is hereby deleted in its entirety.

Except as specifically set out in this Amendment, the parties do not intend to modify or change in any way the provisions of the Participation Agreement. This Amendment shall be in effective at the same time as the Participation Agreement.


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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative this 12th day of December 2007.

                           GENWORTH LIFE AND ANNUITY INSURANCE COMPANY


                           By:
                               -------------------------------------------------
                           Name:  Heather Harker
                           Title: Vice President and Associate General Counsel

                           VARIABLE INSURANCE PRODUCTS FUND,
                           VARIABLE INSURANCE PRODUCTS FUND II
                           VARIABLE INSURANCE PRODUCTS FUND III
                           VARIABLE INSURANCE PRODUCTS FUND IV and
                           VARIABLE INSURANCE PRODUCTS FUND V


                           By:
                               -------------------------------------------------
                           Name:  Kimberley Monasterio
                           Their: Senior Vice President & Treasurer

                           FIDELITY DISTRIBUTORS CORPORATION


                           By:
                               -------------------------------------------------
                           Name: Bill Loehning
                           Title:Executive Vice President


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